Exhibit 10.5
NONCOMPETITION AND CONFIDENTIALITY AGREEMENT
     THIS NONCOMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of October 31, 2005, to be effective as of the Transaction Closing Date, by and between Dr. Kenneth Q. Carlile (hereinafter referred to as “Dr. Carlile”), and Sabine Production Partners, LP (the “Company”).
     WHEREAS, Cano Petroleum, Inc., a Delaware corporation (“Cano”), Carlile Management, LLC, a Texas limited liability company (“Carlile Management”), and Haddock Enterprises, LLC, a Texas limited liability company (“Haddock”), being all of the members of Sabine Operating, as defined below (each a “Member” and collectively the “Members”) entered into that certain SPP Transaction Summary dated August 4, 2005 (the “Summary”); and
     WHEREAS, the Members are the sole members of Sabine Production Operating, LLC, a Texas limited liability company (“Sabine Operating”), which serves as the Manager of Sabine Production Management, LLC, a Texas limited liability company (“Sabine Management”), which serves as the general partner of the Company; and
     WHEREAS, Dr. Carlile will, subject to the terms and provisions of this Agreement and the below described Regulations, serve as a member of the Governing Board of Managers and as an executive officer of Sabine Operating; and
     WHEREAS, Dr. Carlile has informed the Company that he presently holds the position of officer, director, member or partner in a number of entities as set forth in Paragraph 7 of this Agreement (the “Other Entities”) and as such Dr. Carlile must also act in the best interest of the Other Entities; and the Company hereby expressly agrees, understands and acknowledges that, subject to the terms and provisions of this Agreement, actions taken for the Other Entities listed under the Competition Disclosures in Paragraph 7 will not be deemed to constitute competition with the Company in violation of the terms of this Agreement and shall not be deemed to constitute usurpation of an opportunity of the Company; and
     WHEREAS, those certain Amended and Restated Regulations of Sabine Operating (the “Regulations”) that the Members are entering into contemporaneously herewith incorporate certain principles set forth in the Summary, including without limitation, the protocol, to be followed by the Governing Board of Managers and its Conflicts Committee in evaluating any Related Party Transaction; and
     WHEREAS, pursuant to Paragraph X of the Summary, the Members and the Company have contemporaneously entered into the Omnibus Agreement dated the date hereof but to be effective as of the Transaction Closing Date among the Members and the Company (the “Omnibus Agreement”), the Regulations, the Compensation Reimbursement Agreement dated the date hereof between Cano and the Company, and this Agreement (collectively, the “Transaction Agreements”) effectuating the principles set forth in the Summary;

     NOW, THEREFORE, in consideration of and in reliance upon the foregoing premises, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Definitions. Except as may be otherwise herein expressly provided, the following terms and phrases shall have the meanings set forth below:
     “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the beneficial ownership of a majority of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this Agreement, the Company shall be deemed to be an Affiliate of a Member with respect to a confidentiality obligation of a Member to a third party relating to an Oil & Gas Opportunity.
     “Company Business Strategy” means the business strategy for the Company described in the Company’s Registration Statement No. 333-1273203 on Form S-4 filed with the Securities and Exchange Commission (the “Registration Statement”).
     “Identified Property” has the meaning set forth in the Omnibus Agreement.
     “Oil & Gas Opportunity” has the meaning set forth in the Omnibus Agreement.
     “Person” has the meaning set forth in the Omnibus Agreement.
     A party’s “Representatives” shall include a party’s Affiliates and the directors, managers, members, officers, employees, agents, partners or advisors of such party (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of all of them.
     “Restrictive Period” means the period beginning on the Transaction Closing Date and ending on the second anniversary of the Transaction Closing Date.
     “Transaction Closing Date” means the date on which the Company completes the acquisition of assets of Sabine Royalty Trust as described in the Registration Statement.
     2. Non-Disclosure Agreement. Dr. Carlile will not directly or indirectly disclose any Confidential Information of the Company, of Cano or its Affiliates (“Cano Entities”), of Haddock or its Affiliates (the “Haddock Entities”), or of Carlile Management (the Cano Entities, the Haddock Entities and Carlile Management are called the “Member Entities”); provided, however, that Dr. Carlile may disclose Confidential Information to Carlile Management. “Confidential Information” is information with respect to any Identified Property and any Oil &

Gas Opportunity that is (a) disclosed in written form and identified by marking thereon as “Confidential” or (b) is disclosed in another form and is identified as confidential at the time of disclosure; provided, however, Confidential Information shall NOT include and shall exclude information which (i) was in the possession of or known by Dr. Carlile without an obligation to maintain confidentiality thereof prior to its receipt, (ii) is obtained by Dr. Carlile from a third party who is not subject to a confidentiality obligation; (iii) is independently developed by Dr. Carlile and/or one or more of the “Other Entities” as defined in Paragraph 9 hereof; (iv) is or becomes available to the public or is generally known in the industry in which the Company operates other than as a result of disclosure by any person (including but not limited to Dr. Carlile) in violation of any obligation owing to the Company or the Members; or (v) Dr. Carlile is required to disclose under any applicable laws, rules, regulations or directives of any government agency, tribunal or authority having proper jurisdiction or under subpoena or other process of law.
     3. Non-Use Agreement. Except as specifically provided herein with respect to disclosure, Dr. Carlile shall not use any Confidential Information for any purpose other than performing his obligations to the Company. Except as specifically provided herein with respect to disclosure, Dr. Carlile shall not make copies (written, electronic or in any other media) of any Confidential Information except to the extent reasonably necessary for performance of his obligations to the Company. If Dr. Carlile becomes aware during the Restrictive Period that any Confidential Information appears to be information also being, or relating to a matter being, reviewed or utilized by, or currently available to or the subject of an interest by, any of the Other Entities, he shall promptly, but in any event within ten business days, after so becoming aware (i) notify the Company and Sabine Operating that he will discontinue any review of such Confidential Information; (ii) return any and all such Confidential Information to the Company or Sabine Operating without making or retaining any copy or copies thereof; (iii) recuse himself from any involvement in any decision (including any vote or votes pertaining thereto, whether in his capacity as a member of the governing board of managers of Sabine Operating or otherwise) that may be made by Sabine Operating or the Company in connection with such Confidential Information and the Identified Property or Oil & Gas Opportunity which is the subject of such Confidential Information, and (iv) waive and relinquish his right to receive any additional Confidential Information relating to such matter; and he shall continue to maintain the confidentiality of any such Confidential Information to which Dr. Carlile has been granted access.
     4. Duty to Return Confidential Information. The Confidential Information will remain the property of the party that developed it and all reports, analyses, worksheets, compilations, studies, memorandums, and other documents, whether contained in writing, on compact disc, on tape, on computer disks or otherwise preserved in any medium, whether prepared by Sabine Operating, the Company or any of the Member Entities, which contain or reflect Confidential Information (“Other Materials”) will also be the sole property of the party that developed such Other Materials. Upon the demand of the Company or the Member Entities, Dr. Carlile shall immediately return or turn over all Confidential Information and Other

Materials, without making or retaining any copies thereof in any medium, to the party which owns, generated or developed the same.
     5. Competition Disclosure During Restrictive Period. If Dr. Carlile becomes aware during the Restrictive Period that any Other Entity is likely to compete directly or indirectly with the Company with respect to any Identified Property or Oil & Gas Opportunity, he shall promptly, but in any event within ten business days, after so becoming aware (i) notify the Company and Sabine Operating that he will discontinue any review of such Confidential Information; (ii) return any and all such Confidential Information to the Company or Sabine Operating without making or retaining any copy or copies thereof; (iii) recuse himself from any involvement in any decision (including any vote or votes pertaining thereto, whether in his capacity as a member of the governing board of managers of Sabine Operating or otherwise) that may be made by Sabine Operating or the Company in connection with such Confidential Information and the Identified Property or Oil & Gas Opportunity which is the subject of such Confidential Information, and (iv) waive and relinquish his right to receive any additional Confidential Information relating to such matter; and he shall continue to maintain the confidentiality of any such Confidential Information to which Dr. Carlile has been granted access. It is acknowledged, agreed and understood by and between Dr. Carlile and the Company that (x) even if the Company has provided Dr. Carlile Confidential Information regarding an Identified Property or Oil & Gas Opportunity, the Other Entities are not prohibited or foreclosed from competing for such Identified Property or Oil & Gas Opportunity provided that such Other Entities did not receive any Confidential Information from Dr. Carlile regarding such Identified Property or Oil & Gas Opportunity and provided such Other Entities became aware of or developed knowledge of such Identified Property or Oil & Gas Opportunity independently or from a third party source which did not have a contractual obligation with the Company to keep such data confidential; and (y) except as provided herein, the Omnibus Agreement does not apply to Dr. Carlile.
     6. Reasonableness. Dr. Carlile acknowledges and agrees that the restrictions imposed in this Agreement are reasonable as to time, activity and geographical scope; are not oppressive; were accepted by Dr. Carlile with full knowledge and understanding of their implications; and are necessary to protect the business interests of the Company. The Company and Dr. Carlile recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants and undertakings of noncompetition and intend that the provisions shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought and that unenforceability (or modification to conform to laws and public policies) of any provision of this Agreement shall not render unenforceable or impair the remainder of the provisions of this Agreement. Accordingly, if any provision shall be determined to be invalid or unenforceable, in whole or in part, under the laws or public policies of any jurisdiction in which enforcement is sought, then, as to such jurisdiction, the provisions shall be deemed amended to delete or modify as necessary the offending provision and to alter the balance thereof in order to render it valid and enforceable in such jurisdiction.

     7. Competition Disclosures. The Company acknowledges that, as of the execution date of this Agreement, Dr. Carlile has the affiliations (“Other Capacities”) with the other entities (“Other Entities”) engaged in oil and gas activities as set forth in Schedule A attached hereto and incorporated herein by reference. On or prior to the Transaction Closing Date, Dr. Carlile shall furnish to the Company an updated listing, in the same form as the attached Schedule A, of Dr. Carlile’s Other Capacities with Other Entities as of the Transaction Closing Date and that listing shall replace and be substituted for the Schedule A attached to this Agreement as of the Effective Date. From and after that time, all references in this Agreement to Schedule A shall mean and refer to that substituted Schedule A.
     The Company acknowledges that Dr. Carlile may enter into or maintain Other Capacities with other businesses not listed in Schedule A hereto, but Dr. Carlile agrees to provide the Company written notice of any other entities that may potentially compete with the Company whether now in existence or formed in the future (each an “Additional Other Entity”) and to furnish the Company with adequate disclosure (similar to the disclosure above) regarding each Additional Other Entity. Each Additional Other Entity shall be regarded as an Other Entity for all purposes hereunder.
     The Company acknowledges that, as of the execution date of this Agreement, the Counties and/or Parishes in which the Other Entities operate leasehold interests, non-operated leasehold interests, undeveloped leasehold interests, prospects, overriding royalty interests, royalty interests and surface rights are set forth in Schedule B attached hereto and incorporated herein by reference. On or prior to the Transaction Closing Date, Dr. Carlile shall furnish to the Company a listing, in the same form as the attached Schedule B, of the Counties and/or Parishes in which the Other Entities, as of the Transaction Closing Date, operate leasehold interests, non-operated leasehold interests, undeveloped leasehold interests, prospects, overriding royalty interests, royalty interests and surface rights and that listing shall replace and be substituted for the Schedule B attached to this Agreement as of the Effective Date. From and after that time, all references in this Agreement to Schedule B shall mean and refer to that substituted Schedule B.
     The Company expressly and explicitly understands, acknowledges and agrees that the performance by Dr. Carlile of Dr. Carlile’s duties in his Other Capacities for the Other Entities, as set forth above, shall be deemed NOT to be a breach or a violation of this Agreement provided that Dr. Carlile otherwise complies with the terms and provisions of this Agreement.
     Further, Dr. Carlile and the Company expressly and explicitly understand, acknowledge and agree that, this Agreement does not in any way or manner limit the States, Counties and/or Parishes in which the Company, Dr. Carlile or one or more of the above described Other Entities may attempt to acquire and/or actually acquires interests or conducts oil and gas activities, even if it is in the same Counties and/or Parishes in which the Company, Dr. Carlile or the Other Entities owns oil and gas interests or in which the Company, Dr. Carlile or the Other Entities plans to attempt to acquire oil and gas interests in the future.

     The Company also understands and acknowledges that as of the execution date of this Agreement, the only entity of the Other Entities in which Dr. Carlile owns controlling interest is KCZC Oil & Gas, Ltd. and KCZC Operating, LLC. On or prior to the Transaction Closing Date, Dr. Carlile shall identify to the Company in writing each of the Other Entities in which Dr. Carlile owns a controlling interest as of that date.
     8. Change in Business Strategy by an Other Entity. The Company understands that the Other Entities currently have different primary business strategies than the Company Business Strategy and presently intend to continue executing their business strategies. If during the Restrictive Period one or more of the Other Entities alter its primary business strategy to a primary business strategy that matches the Company Business Strategy, Dr. Carlile shall give the Company written notice thereof promptly, but in any event within ten business days, upon first becoming aware of such alteration. Upon the receipt of such notice, the Company, acting through its remaining Members, may, by the unanimous decision of Cano and Haddock, request that Dr. Carlile resign from the governing board of managers and all other offices of Sabine Operating, whereupon Dr. Carlile and Carlile Management shall elect within ten business days of a request, either (x) to resign all such positions and relinquish all voting rights and powers they may have as a Member of Sabine Operating and as a member of the governing board of managers of Sabine Operating; or (y) to agree in writing to bind himself and that Other Entity to the provisions of Sections 5 and 10 of the Omnibus Agreement as fully as Cano or its Affiliates and Haddock or its Affiliates are thereby bound (that is, to waive the exception set forth in Section 2 of the Omnibus Agreement). It is hereby understood that the pursuit of a producing oil and gas property (or group of properties) acquisition by one or more of the Other Entities from time to time and not in connection with an alteration of a primary business strategy shall not constitute an alteration in primary business strategy to match the Company Business Strategy.
     9. Time of Essence. Time is of the essence in the performance of this Agreement.
     10. Remedies for Breach. Dr. Carlile and the Company admit that a breach of any provision of this Agreement would cause irreparable damage to the other party and that monetary damages for any such breach would be an inadequate remedy to the non-breaching party. Therefore, Dr. Carlile and the Company consent that the non-breaching party shall be entitled to seek, before any court having jurisdiction, and without the posting of bond or other security and without the necessity of proving monetary loss or the inadequacy of monetary damages, a temporary restraining order and a temporary or permanent injunction or injunctions to prevent breaches of any provision of this Agreement by any party and to enforce specifically the performance of the provisions of this Agreement by a party hereto. The remedies under this paragraph are not exclusive and will be in addition to any other remedy which a party hereto may have by law, at equity or otherwise.
     11. Non-Assignability. No party hereto may assign its rights or obligations hereunder without the prior written consent of all of the other parties hereto.
     12. Applicable Law. THIS AGREEMENT IS MADE, DELIVERED AND PERFORMABLE IN TARRANT COUNTY, TEXAS, AND SHALL BE CONSTRUED

UNDER, GOVERNED BY AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES WHICH WOULD REFER TO THE LAW OF ANOTHER JURISDICTION. ANY ACTION OR PROCEEDING AGAINST ANY PARTY HERETO UNDER OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN TARRANT COUNTY, TEXAS. EACH OF THE PARTIES HERETO IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT OR IMPROPER FORUM.
     13. Notices. Notices shall be sent to the parties at the following addresses:
     If to the Company or Sabine Operating:
Sabine Production Operating, LLC
Attn: Governing Board of Managers
512 Main Street, Suite 1200
Fort Worth, TX 76102
Facsimile: (817) 885-8391
     If to Dr. Carlile:
Dr. Kenneth Q. Carlile
2615 East End Blvd. South
Marshall, TX 75672
Facsimile: (903) 935-0521
Notices may be sent be certified mail, return receipt requested, Federal Express or comparable overnight delivery service, or facsimile. Notice will be deemed received on the fourth business day following deposit in U.S. mail and on the first business day following deposit with Federal Express or other delivery service, or transmission by facsimile. Any party to this Agreement may change its address for notice by giving written notice to the other party at the address and in accordance with the procedures provided above.
     14. Miscellaneous. This document contains the entire agreement between Dr. Carlile and the Company on the subject matter hereof, supersedes all prior agreements, understandings and discussions between Dr. Carlile and the Company on the subject matter hereof (including but not limited to the Summary), and may not be modified or waived in any manner except in a writing signed by all parties. No failure or delay by any party in exercising any right will operate as a waiver thereof. The obligations contained herein may not be delegated to any other person. The parties’ agreements shall survive termination of this Agreement, cessation of their service, and redelivery of all Confidential Information. To the extent permitted by applicable law, this Agreement shall be binding on the parties hereto and their respective heirs, assigns, and legal representatives. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The parties agree that, at the request of the other party, they will without further consideration execute and deliver all other instruments, agreements and documents, and do all other actions, as the requesting party may reasonably request in order more effectively to carry out the purposes and intentions of this Agreement.
     15. Term. This Agreement shall expire and be of no further force or effect on the second anniversary of the Transaction Closing Date.
     16. Termination in Event Transaction Is Delayed. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate, without continuing obligation or liability on the part of any party hereto, if the Transaction Closing Date has not occurred on or before December 31, 2006.
     17. Counterparts. This Agreement shall become binding upon the parties hereto upon execution and delivery of this document by all parties, which execution and delivery may occur by facsimile and in multiple counterparts, each of which being deemed an original and all of which, when taken together being deemed a single document.
     18. Re Omnibus Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Omnibus Agreement of even date herewith among Cano Petroleum, Inc., Carlile Management, LLC, Haddock Enterprises, LLC and the Company, the terms and conditions of this Agreement shall govern and prevail.
Accepted and agreed by and among the Company and Dr. Carlile as of the date first set forth hereinabove, but effective as of the Transaction Closing Date.
/s/ DR. KENNETH Q. CARLILE
DR. KENNETH Q. CARLILE
SABINE PRODUCTION PARTNERS, LP
By: Sabine Production Management, LLC, its general partner
By: Sabine Production Operating, LLC, its Manager
By: /s/ GERALD W. HADDOCK
          Gerald W. Haddock, Chairman

SCHEDULE A
OTHER CAPACITIES AND OTHER ENTITIES
as of October 31, 2005
     (a) Dr. Carlile is a Limited Partner in Camterra Resources Partners, Ltd., a Texas Limited Partnership. Camterra Resources Partners, Ltd. currently owns interest in numerous oil and gas wells, numerous undeveloped Oil, Gas and Mineral Leases, various unleased mineral interests, royalty interests, overriding royalty interests and surface rights.
     (b) Dr. Carlile is a Co-Chairman of the Board of Directors, a Shareholder and the Chief Executive Officer of Camterra Resources, Inc., a Texas Corporation, which is the Managing General Partner of Camterra Resources Partners, Ltd.
     (c) Dr. Carlile is a Limited Liability Partner and a Managing Partner of Martex Drilling Company, LLP, a Texas Registered Limited Liability Partnership. Martex Drilling Company, LLP drills wells for third parties on a contract basis, and it owns non-operating working interests in a large number of wells. Martex Drilling Company, LLP owns significant leasehold working interests, royalty interests, overriding royalty interests, mineral interests and surface rights. Martex Drilling Company, LLP is continuously participating in the drilling of oil and gas wells with its leasehold working interests. Martex Drilling Company, LLP is continuously acquiring interests in Oil, Gas and Mineral Leases. Most leasehold, royalty, overriding royalty and surface rights owned by Martex Drilling Company, LLP are located in Northwest Louisiana and Northeast Texas.
     (d) Dr. Carlile is a Limited Liability Partner and a Managing Partner in Martex Well Services, LLP, a Texas Registered Limited Liability Partnership. Martex Well Services, LLP owns workover rigs, swab rigs and oilfield construction equipment and works for many companies. Martex Well Services, LLP owns working interest and overriding royalty interests in various oil and gas wells located within Northeast Texas and Northwest Louisiana.
     (e) Dr. Carlile is a Limited Partner of Fowler Transportation, Ltd., a Texas Limited Partnership. Fowler Transportation, Ltd. moves drilling rigs and other oilfield equipment for third parties on a contract basis.
     (f) Dr. Carlile is a Member of Fowler Management, LLC, a Texas Limited Liability Company. Fowler Management, LLC is the General Partner of Fowler Transportation, Ltd.
     (g) Dr. Carlile is a Limited Partner in KCZC Oil & Gas, Ltd., a Texas Limited Partnership. KCZC Oil & Gas, Ltd. owns working interests, royalty interests and overriding royalty interests in numerous producing oil and gas wells. KCZC Oil & Gas, Ltd. also owns working interests, royalty interests and overriding royalty interests in numerous undeveloped Oil, Gas and Mineral Leases. KCZC Oil & Gas, Ltd. also owns various surface interests in various Counties and/or Parishes. KCZC Oil & Gas, Ltd. is continuously investing and participating in the drilling of wells exploring for oil and/or gas production and in the acquisition of Oil, Gas and Mineral Leases. The Counties and Parishes in which KCZC Oil & Gas, Ltd. and the Other Entities currently own working interests, overriding royalty interests, royalty interests, mineral rights and surface rights are listed on the attached Exhibit B.
     (h) Dr. Carlile is a Member and the Managing Member of KCZC Operating, LLC, a Texas Limited Liability Company which serves as the General Partner of KCZC Oil & Gas, Ltd.
     (i) Dr. Carlile is a Limited Liability Partner and a Managing Partner in Unitex Properties, LLP, a Texas Registered Limited Liability Partnership. Unitex Properties, LLP owns non-operating working interest, royalty interest and overriding royalty interests in numerous oil and gas properties located primarily in Northeast Texas and Northwest Louisiana.
     (j) Dr. Carlile is a Member in Leonard Road Farms, LLC, a Louisiana Limited Liability Company. Leonard Road Farms, LLC owns mineral interest, royalty interest and the surface of various lands located in the Elm Grove Field in Caddo Parish, Louisiana. Dr. Carlile is the Chief Executive Officer of Camterra Resources, Inc., which is the Manager of Leonard Road Farms, LLC.
     (k) Dr. Carlile is a Member of Robson Farms, LLC, a Louisiana Limited Liability Company. Robson Farms, LLC owns mineral interest, royalty interest and the surface of various lands located in the Elm Grove Field in Caddo Parish, Louisiana.
     (l) Dr. Carlile owns various oil and gas working interests, overriding royalty interests, royalty interests and mineral interests in his own name, Kenneth Q. Carlile.

SCHEDULE B
COUNTIES AND PARISHES IN WHICH OTHER ENTITIES HAVE INTERESTS
As of October 31, 2005

EXHIBIT “B”
To
NONCOMPETITION AGREEMENT AND CONFIDENTIALITY AGREEMENT

State of Arkansas	State of Kansas	State of Louisiana	State of Mississippi	State of New Mexico	State of North Dakota	State of Oklahoma
Columbia County	Cove County	Bienville Parish	Covington County	Lea County	Divide County	McClain County
Union County		Bossier Parish	Jefferson Davis County	Eddy County
		Caddo Parish	Wayne County
Claiborne Parish
DeSoto Parish
Jackson Parish
Lincoln Parish
Ouachita Parish
Red River
Webster Parish

State of Texas		State of Wyoming
Andrews County	Morris County	Albany County
Calhoun County	Nacogdoches County	Big Horn County
Cass County	Navarro County	Carbon County
DeWitt County	Ochiltree County	Fremont County
Freestone County	Panola County	Hot Springs County
Glasscock County	Reeves County
Gregg County	Rusk County
Harrison County	Shelby County
Henderson County	Smith County
Karnes County	Titus County
Leon County	Upshur County
Madison County	Ward County
Marion County	Winkler County
Midland County	Wood County